AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
REGISTRATION NO. 333-91066




                      SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549

                                    FORM S-8

     REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                         ARS  Networks,  Incorporated
                         ----------------------------
     (Exact  name  of  Registrant  as  specified  in  its  charter)

    New  Hampshire                                 14-1805077
   ---------------                               -------------
(State  or  other  jurisdiction  of              (IRS  Employer
incorporation  or  organization)                Identification  No.)

                               100 Walnut Street
                               -----------------
                           Champlain, New York, 12919
     (Address  of  Principal  Executive  Offices,  including  ZIP  Code)


                   2002 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

         Sydney A. Harland, 100 Walnut Street, Champlain, New York 12919
         ---------------------------------------------------------------
                     (Name and address of agent for service)

                                  518-298-2042
                                  ------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE




                      PROPOSED          PROPOSED
                      AMOUNT OF         MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES.  SHARES            OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED . .  TO BE REGISTERED  PRICE PER SHARE    OFFERING PRICE(1)   FEE
--------------------  ----------------  -----------------  ------------------  -------------
0001 par value
common stock . . . .         5,000,000  $         .07 (1)  $          350,000  $       32.20
--------------------  ----------------  -----------------  ------------------  -------------
TOTALS . . . . . . .         5,000,000  $            .07   $          350,000  $       32.20
--------------------  ----------------  -----------------  ------------------  -------------




(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of June 17, 2002.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price of the securities in the same class.

                                   PROSPECTUS

                           ARS Networks, Incorporated.

                        5,000,000 Shares Of Common Stock

     This prospectus relates to the offer and sale by ARS Networks, Incorporated, a New Hampshire corporation, of shares of its $.0001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with ARS Networks, Incorporated pursuant to the 2002
Non-Qualified Stock Compensation Plan (the "Stock Plan").   Pursuant to the
Stock Plan, ARS Networks, Incorporated is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 5,000,000 shares of common stock or shares of common stock underlying stock options.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of ARS Networks, Incorporated within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. ARS Networks, Incorporated is registering 3,000,000 shares for affiliates of the Company. An affiliate is summarily, any director, executive officer or controlling shareholder of ARS Networks, Incorporated or any one of its subsidiaries. An "affiliate" of ARS Networks, Incorporated is subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "ARSN."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 24, 2002


     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by ARS Networks, Incorporated with the Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: ARS Networks, Incorporated, 100 Walnut Street, Champlain, New York, 12919.

     ARS Networks, Incorporated. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by ARS Networks, Incorporated under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by ARS Networks, Incorporated. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of ARS Networks, Incorporated since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                     6

Item  1.  The  Plan  Information                                               6

Item 2.   Registrant Information and Employee Plan Annual Information         .7

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                        8

Item  3.  Incorporation  of  Documents  by  Reference                          8

Item  4.  Description  of  Securities                                          8

Item  5.  Interests  of  Named  Experts  and  Counsel                          8

Item  6.  Indemnification  of  Officers,  Directors,  Employees and Agents     9

Item  7.  Exemption  from  Registration  Claimed                               9

Item  8.  Exhibits                                                             9

Item  9.  Undertakings                                                        10

SIGNATURES                                                                    12

EXHIBIT  INDEX                                                                13

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM 1.  THE PLAN INFORMATION.
THE  COMPANY

     ARS Networks, Incorporated has its principal offices at 100 Walnut Street, Champlain, New York, 12919. ARS Networks, Incorporated's telephone number is
(518) 298-2042.

PURPOSE

     ARS Networks, Incorporated will issue common stock to employees, directors, officers, consultants, advisors and other persons associated with ARS Networks, Incorporated pursuant to the Stock Plan, which has been approved by the Board of Directors of ARS Networks, Incorporated. The Stock Plan is intended to provide a method whereby ARS Networks, Incorporated may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in ARS Networks, Incorporated's business and future prosperity, thereby advancing the interests of ARS Networks, Incorporated and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of 5,000,000 shares of the common stock or stock options to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock unless otherwise restricted by the Board of Directors as per the terms of the "Plan". TAX TREATMENT TO THE RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by ARS Networks, Incorporated for federal income tax purposes in the taxable year of ARS Networks, Incorporated during which the recipient recognizes income.

RESTRICTIONS  ON  RESALE

     In the event that an affiliate of ARS Networks, Incorporated acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to ARS Networks, Incorporated. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. ARS Networks, Incorporated has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: ARS Networks, Incorporated, 100 Walnut Street, Champlain, New York, 12919, Attention CFO, where its telephone number is (518) 298-2042.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Securities and Exchange Commission (the "Commission") by ARS Networks, Incorporated, a New Hampshire corporation (the "Company"), are incorporated herein by reference:
(a) The Company's latest Annual Report on Form 10-KSB for the year ended January 31, 2002, filed with the Securities and Exchange Commission;
(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended January 31, 2002; and
(c) All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.
(d) The description of the Company's Common Stock contained in its Registration Statement on Form SB-2 filed with the Commission on September 19, 2001, as amended, pursuant to the Act, including any amendment or report filed for the purpose of updating such description

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The financial statements of ARS Networks, Incorporated. are incorporated by reference in this prospectus as of and for the year ended January 31, 2002 and have been audited by Lougen Valenti Bookbinder & Weintraub LLP, independent certified public accountants, as set forth in their report (which includes an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting. Brown & Associates, PLLC has rendered an opinion on the validity of the securities being registered. Brown & Associates, PLLC is not an affiliate of ARS Networks, Incorporated.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

The Company's bylaws provide that the Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that that person is or was an agent of the Company, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with that proceeding if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was
unlawful.   A copy of Section 293-A:8.51 of the New Hampshire Revised Statutes
Annotated, which deals with indemnification of directors of a New Hampshire corporation, is attached hereto as Exhibit 99.1.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit  No.     Title
------------     -----

5.1              Legal  opinion  of  Brown  &  Associates,  PLLC

10.1             2002  Non-Qualified  Stock  Compensation  Plan

23.1             Consent  of  Brown  &  Associates,  PLLC

23.2             Consent  of  Lougen  Valenti  Bookbinder  &
                 Weintraub LLP, independent certified  public  accountants

99.1             Section  293-A:8.51 of the New Hampshire Revised
                 Statutes  Annotated.


ITEM  9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(I)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;
(II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
(III) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Champlain, New York 12919.

ARS Networks, Incorporated.
(Registrant)

/s/  Sydney  A.  Harland
------------------------
Sydney  A.  Harland
President  and  CEO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.





SIGNATURES . . . . . .  TITLE                       DATE
----------------------  --------------------------  -------------

/s/ Sydney A. Harland.  President, Chief Executive
----------------------
Sydney A. Harland. . .  Officer and Director        June 24, 2002
----------------------
/s/ Mark P. Miziolek.
----------------------
Mark P. Miziolek.. . .  Chief Financial Officer     June 24, 2002
----------------------
/s/ Robert Esecson . .  Corporate Secretary and
----------------------
Robert Esecson . . . .  Director                    June 24, 2002
----------------------
/s/ Donald B. Hathaway
----------------------
Donald B. Hathaway . .  Director                    June 24, 2002
----------------------
/s/ Michael J. Kirby
----------------------
Michael J. Kirby . . .  Director                    June 24, 2002
----------------------
/s/ Dale F. Sisel
----------------------
Dale F. Sisel. . . . .  Director                    June 24, 2002



INDEX  TO  EXHIBITS

Exhibit  No.     Title
------------     -----

5.1               Legal  opinion  of  Brown  &  Associates,  PLLC

10.1              2002  Non-Qualified  Stock  Compensation  Plan

23.1              Consent  of  Brown  &  Associates,  PLLC

23.2              Consent  of  Lougen  Valenti  Bookbinder  &  Weintraub  LLP

99.1              Section 293-A:8.51 of the New Hampshire Revised
                  Statutes Annotated